Exhibit 23.1

Consent of Ernst & Young LLP, independent registered public accounting firm

We consent to the incorporation by reference of our report dated April 27, 2006 (except for the three paragraphs under the caption “Changes in Capitalization” within Note 3 as to which the date is September 19, 2006) in the Registration Statement (Form S-8) pertaining to the 2000 Stock Option Plan, 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan with respect to the consolidated financial statements and schedule included in the Amendment No. 8 to the Registration Statement (Form S-1 No. 333-133855), filed with the Securities and Exchange Commission.

San Diego, California	/s/ ERNST & YOUNG LLP
September 20, 2006